Exhibit 99.3


FOR IMMEDIATE RELEASE                             Contact: Thomas M. Mishoe, Jr.
June 20, 2001                                                     (804) 228-5600


                        Open Plan Systems, Inc. Announces
                   Plant Closing and Restructuring Initiatives

         RICHMOND, VIRGINIA (June 20, 2001) - Open Plan Systems, Inc. announced today that it has begun implementation of a restructuring plan that will close its remanufacturing facility in Lansing, Michigan and consolidate remanufacturing operations in Richmond, Virginia; close five unprofitable sales offices located in Cincinnati, Indianapolis, Nashville, Lansing and Boston; reduce the size of sales offices in Philadelphia, Atlanta and Washington, D.C.; and restructure back office operations at the Company's headquarters in Richmond, Virginia. Approximately 65 employees are expected to be affected by the restructuring initiatives. The restructuring initiatives are effective immediately and are expected to be fully implemented over the next 30 days.

         Anthony F. Markel, Chairman of the Board, said "The decision to close the Lansing production facility and eliminate or reduce sales offices was difficult but necessary to help return the Company to profitability. The Board of Directors continues to focus on bringing costs in line with sales and on improving margins. The Richmond facility has the capacity to handle the
additional   workload   resulting  from  the  consolidation  of  the  production
facilities. Although we regret the impact on our loyal employees, these restructuring steps are necessary for the long term financial health of the Company."

         Severance will be offered to employees affected by the restructuring initiatives. The Company expects to hire additional employees in Richmond as necessary to meet production requirements.

         The Company anticipates that it will write off approximately $3.6 million of goodwill associated with the Lansing facility and take a yet to be determined restructuring charge in the second quarter of 2001.

         The Company cautions readers that forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements.

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.